PIMCO Flexible Real Estate Income Fund

Supplement dated May 27, 2025 to the

PIMCO Flexible Real Estate Income Fund (the “Fund”)

Prospectus and Statement of Additional Information dated April 30, 2025, each as supplemented from time to time (respectively, the “Prospectus” and the “SAI”)

Effective May 22, 2025, Pacific Investment Management Company LLC (“PIMCO”), the Fund’s investment adviser, has agreed to extend the advisory fee waiver agreement currently in effect for the Fund for an additional three months from September 30, 2025 to December 31, 2025.

Accordingly, effective May 22, 2025, the first sentence of the paragraph in the “Prospectus Summary—Fee Waiver Agreement” and the first paragraph in the “Management of the Fund—Fee Waiver Agreement” sections of the Prospectus are deleted and replaced with the following:

Pursuant to an Advisory Fee Waiver Agreement between the Fund and PIMCO, PIMCO has contractually agreed, through December 31, 2025, to waive fees in such an amount as to reduce the Advisory Fee it is entitled to receive from the Fund pursuant to the Investment Management Agreement to 0.75% of the Fund’s average daily total net assets (the “Advisory Fee Waiver Agreement”).

In addition, effective May 22, 2025, the first paragraph in the “Management of the Fund—Fee Waiver Agreement” section of the SAI is deleted and replaced with the following:

Pursuant to an Advisory Fee Waiver Agreement between the Fund and PIMCO, PIMCO has contractually agreed, through December 31, 2025, to waive fees in such an amount as to reduce the Advisory Fee it is entitled to receive from the Fund pursuant to the Investment Management Agreement to 0.75% of the Fund’s average daily total net assets (the “Advisory Fee Waiver Agreement”).

Investors Should Retain This Supplement for Future Reference

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